Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-253293

Ford Motor Credit Company LLC

Final Term Sheet

5.800% Notes due 2027

6.050% Notes due 2031

5.800% Notes due 2027

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 2, 2024

Settlement Date:	January 5, 2024 (T+3)

Stated Maturity:	March 5, 2027

Principal Amount:	$1,500,000,000

Interest Rate:	5.800%

Benchmark Treasury:	4.375% due December 15, 2026

Benchmark Treasury Yield and Price:	4.096%; 100-24+

Spread to Benchmark Treasury:	+175 basis points

Yield to Maturity:	5.846%

Price to Public:	99.878% of principal amount plus accrued interest from January 5, 2024

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$1,494,420,000 (99.628%)

Interest Payment Dates:	Semi-annually on each March 5 and September 5, beginning March 5, 2024 (short first coupon)

Redemption Provision:

Make-Whole Call: The Notes may be redeemed, in whole or in part, prior to February 5, 2027 (one month prior to maturity date) (the “2027 Notes Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the 2027 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus in either case, accrued and unpaid interest to the redemption date.

Par Call: The Notes may be redeemed, in whole or in part, on or after February 5, 2027 (one month prior to maturity date), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:

Barclays Capital Inc.

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC
SG Americas Securities, LLC

Wells Fargo Securities, LLC

Commerz Markets LLC

ICBC Standard Bank Plc

Intesa Sanpaolo IMI Securities Corp.

Co-Managers:	BBVA Securities Inc.
ING Financial Markets LLC
UniCredit Capital Markets LLC
Academy Securities, Inc.
Loop Capital Markets LLC
Mischler Financial Group, Inc.
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

CUSIP/ISIN:	345397 D83 / US345397D831

6.050% Notes due 2031

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 2, 2024

Settlement Date:	January 5, 2024 (T+3)

Stated Maturity:	March 5, 2031

Principal Amount:	$1,000,000,000

Interest Rate:	6.050%

Benchmark Treasury:	3.750% due December 31, 2030

Benchmark Treasury Yield and Price:	3.949%; 98-25+

Spread to Benchmark Treasury:	+215 basis points

Yield to Maturity:	6.099%

Price to Public:	99.729% of principal amount plus accrued interest from January 5, 2024

Underwriting Discount:	0.400%

Net Proceeds (Before Expenses) to Issuer:	$993,290,000 (99.329%)

Interest Payment Dates:	Semi-annually on each March 5 and September 5, beginning March 5, 2024 (short first coupon)

Redemption Provision:

Make-Whole Call: The Notes may be redeemed, in whole or in part, prior to January 5, 2031 (two months prior to maturity date) (the “2031 Notes Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the 2031 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest to the redemption date.

Par Call: The Notes may be redeemed, in whole or in part, on or after January 5, 2031 (two months prior to maturity date), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:

Barclays Capital Inc.

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC
SG Americas Securities, LLC

Wells Fargo Securities, LLC

Commerz Markets LLC

ICBC Standard Bank Plc

Intesa Sanpaolo IMI Securities Corp.

Co-Managers:	BBVA Securities Inc.
ING Financial Markets LLC
UniCredit Capital Markets LLC
Academy Securities, Inc.
Loop Capital Markets LLC
Mischler Financial Group, Inc.
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

CUSIP/ISIN:	345397 E25 / US345397E250

It is expected that delivery of the Notes will be made against payment therefor on or about January 5, 2024, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Goldman Sachs & Co. LLC at 1-866-471-2526, RBC Capital Markets, LLC at 1-866-375-6829, SG Americas Securities, LLC at 1-855-881-2108 or Wells Fargo Securities, LLC at 1-800-645-3751.